EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ORBIT INTERNATIONAL CORP. REPORTS 2013 FOURTH QUARTER
AND YEAR-END RESULTS

Hauppauge, New York, March 6, 2014 - Orbit International Corp. (NASDAQ:ORBT) today announced results for the fourth quarter and year ended December 31, 2013.

Fourth Quarter 2013 vs. Fourth Quarter 2012
•	Net sales were $5,807,000, as compared to $7,903,000.
•	Gross margin was 34.3%, as compared to 42.8%.
•	Net loss was $2,726,000 ($0.62 loss per share), as compared to net income of $278,000 ($0.06 per diluted share).
o	Net loss for the 2013 fourth quarter included a non-cash charge of $2,252,000 of deferred tax expense related to a full valuation allowance taken on our net deferred tax asset and $161,000 in accelerated non-cash depreciation and amortization expense related to the closing of our TDL Quakertown operation. Excluding these charges, net loss for the 2013 fourth quarter was $313,000 ($0.07 loss per share).
o	Net income for the 2012 fourth quarter included a non-cash goodwill impairment charge of $820,000 representing the write-off of the remaining goodwill associated with our Tulip Development Laboratory, Inc. (“TDL”) subsidiary. Excluding this charge, net income for 2012 fourth quarter was $1,098,000 ($0.24 per diluted share).
•	Earnings before interest, taxes, depreciation and amortization, goodwill impairment and stock based compensation (EBITDA, as adjusted) was a loss of $178,000 ($0.04 loss per share), as compared to earnings of $1,207,000 ($0.27 per diluted share).

Full Year 2013 vs. Full Year 2012
•	Net sales were $24,838,000, as compared to $29,438,000.
•	Gross margin was 37.6%, as compared to 39.6%.
•	Net loss was $2,570,000 ($0.58 loss per share), as compared to a net loss of $135,000 ($0.03 loss per share).
o	Excluding the aforementioned 2013 fourth quarter charges, for the full year 2013, net loss was $157,000 ($0.04 loss per share).
o	In addition to the aforementioned 2012 fourth quarter charge of $820,000, the net loss for the full 2012 year also included a non-recurring charge of $1,194,000 in connection with employment contract provisions of a departing senior officer, which was recorded in the 2012 first quarter. Excluding both charges, net income for the full year 2012 was $1,879,000 ($0.41 per diluted share).
•	EBITDA, as adjusted, was $370,000 ($0.08 per diluted share), as compared to $1,378,000 ($0.30 per diluted share).
•	Backlog at December 31, 2013 was $10.1 million as compared to $12.7 million at September 30, 2013 and $15.9 million at December 31, 2012.

Mitchell Binder, President & Chief Executive Officer, stated, “2013 was a difficult year for our Company resulting from challenging business conditions in the defense industry.  Like most companies in our industry, including large defense prime contractors, as well as short sales cycle defense contractors like Orbit, our revenues declined from the prior year as reorders on many of our legacy products were delayed.  We are confident that all these programs remain intact but the timing of these awards still remains uncertain.”

Mr. Binder added, “Our net sales for the 2013 fourth quarter and full year declined as a result of lower net sales at both our Electronics and Power Groups.  Gross margins declined due to lower sales and inventory write-downs but were helped by several cost cutting measures that we have taken since mid-2012.  Lower revenue, principally at our Power Group and TDL subsidiary, contributed to 2013 fourth quarter profitability falling below our 2013 third quarter.”

Mr. Binder continued, “Additionally, our profitability for the 2013 fourth quarter and full year was affected by several charges including a non-cash charge of $2,252,000 of deferred tax expense related to the full valuation allowance taken on our net deferred tax asset.  The full valuation allowance was made as a result of the pre-tax loss for the year, the costs that will be incurred related to the TDL consolidation in 2014, and the challenging U.S. defense budget environment which has made it difficult to project revenue and profitability in future years with any degree of confidence.

Mr. Binder noted, “Due to current market conditions, our bid and proposal activity has been uneven and below historical levels.  Our backlog at December 31, 2013 was $10.1 million compared to $12.7 million at September 30, 2013 and $15.9 at December 31, 2012.  The decrease was primarily due to lower backlogs at our Power Group and TDL subsidiary. Our Power Group recently reported over $1 million in orders for a COTS power supply that is part of a system upgrade for an ongoing program and for a COTS power supply for the RC-135, a U.S. Air Force all-weather airborne reconnaissance aircraft. Additionally, the Power Group is introducing another new VPX power supply which we believe will increase our COTS business in the long term. Our Electronics Group is expecting follow-on orders on two significant legacy programs which our customers have indicated should be received in the second quarter although timing is always uncertain, particularly in this business environment.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At December 31, 2013, total current assets were approximately $17.9 million versus total current liabilities of approximately $3.8 million for a 4.7 to 1 current ratio. Cash, cash equivalents and marketable securities as of December 31, 2013, aggregated approximately $2.8 million. To offset future federal and state taxes resulting from profits, we have approximately $7 million and $6 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.”

Mr. Goldman added, “We were in compliance with the financial covenants contained in our Credit Agreement at December 31, 2013. Despite being in compliance at December 31, 2013, we are currently negotiating with our primary lender to amend one of the financial covenants in our lending agreement. Due to the costs associated with closing our Quakertown facility, we are uncertain whether we will be in compliance with this covenant in the first quarter of 2014. Although we expect our lender to amend this covenant, nevertheless, as required by GAAP, we have reclassified our Line of Credit as a current liability at December 31, 2013.”

Mr. Binder added, “Despite relatively weak operating results in 2013, we generated cash from operations which we used to significantly pay down our debt and repurchase our shares.  Since January 1, 2012, we have repurchased in excess of 368,000 shares of our stock in the marketplace at an average price of $3.55 per share.  Our tangible book value at December 31, 2013 was $3.32 per share (but does not include any value for the potential deferred tax asset from our operating loss carryforwards that could offset future taxable income), as compared to $3.97 per share at December 31, 2012. Our balance sheet remains strong and we continue to seek opportunities on new programs which we hope to layer onto our legacy awards.”

Mr. Binder concluded, “We are on track toward moving all production, engineering and administrative functions currently performed at our TDL facility in Quakertown, PA to our 60,000 square foot facility in Hauppauge, NY. This consolidation should be completed prior to June 30, 2014.  Consequently, we will be incurring costs related to this consolidation in the first half of 2014 but we should begin benefitting from the approximately $2 million in annual cost savings in the latter part of 2014. However, we expect that the benefit of these cost savings in 2014 will likely be more than offset by the effect of projected reduced revenues at each of our operating units principally due to the generally difficult conditions surrounding the defense industry. Finally, as previously reported, following the consolidation, our Hauppauge facility will continue to have sufficient capacity to support future growth without any significant facility investment.”

Conference Call
The Company will hold a conference call for investors today, March 6, 2014, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp., through its Electronics Group, is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facility in Hauppauge, New York and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facility in Louisville, Kentucky.  The Power Group, through its Behlman Electronics, Inc. subsidiary, manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and inverters. The Behlman COTS division designs, manufactures and sells highly reliable power units for industrial and military applications.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati
President & Chief Executive Officer		212-836-9611
631-435-8300		The Equity Group Inc.

(See Accompanying Tables)

Consolidated Statements of Operations
 (in thousands, except per share data)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (unaudited) (audited)
	2013	2012	2013	2012

Net sales	$5,807	$7,903	$24,838	$29,438

Cost of sales	3,818	4,522	15,495	17,777

Gross profit	1,989	3,381	9,343	11,661

Selling, general and administrative expenses	2,421	2,305	9,540	9,732

Costs related to non-renewal of chief operating officer contract	-	-	-	1,194

Restructuring costs	29	-	29	-

Goodwill impairment	-	820	-	820

Interest expense	13	23	59	124

Investment and other (income)	(11)	(42)	(22)	(144)

(Loss) income before taxes	(463)	275	(263)	(65)

Income tax provision (benefit)	2,263	(3)	2,307	70

Net (loss) income	$(2,726)	$278	$(2,570)	$(135)

Basic (loss) earnings per share	$(0.62)	$0.06	$(0.58)	$(0.03)

Diluted (loss) earnings per share	$(0.62)	$0.06	$(0.58)	$(0.03)

Weighted average number of shares outstanding:
Basic	4,416	4,510	4,453	4,591
Diluted	4,416	4,528	4,453	4,591

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

EBITDA (as adjusted) Reconciliation
Net (loss) income	$(2,726)	$278	$(2,570)	$(135)
Interest expense	13	23	59	124
Tax expense (benefit)	2,263	(3)	2,307	70
Depreciation and amortization	245	74	463	288
Goodwill impairment	-	820	-	820
Stock based compensation	27	15	111	211
EBITDA (as adjusted) (1)	$(178)	$1,207	$370	$1,378

EBITDA (as adjusted) Per Diluted Share Reconciliation
Net (loss) income	$(0.62)	$0.06	$(0.58)	$(0.03)
Interest expense	0.00	0.01	0.01	0.03
Tax expense (benefit)	0.51	0.00	0.52	0.01
Depreciation and amortization	0.06	0.02	0.10	0.06
Goodwill impairment	0.00	0.18	0.00	0.18
Stock based compensation	0.01	0.00	0.03	0.05
EBITDA (as adjusted) per diluted share (1)	$(0.04)	$0.27	$0.08	$0.30

(1)	The EBITDA (as adjusted) tables presented are not determined in accordance with accounting principles generally accepted in the United States of America. Management uses adjusted EBITDA (as adjusted) to evaluate the operating performance of its business. It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions. EBITDA (as adjusted) is also a useful indicator of the income generated to service debt. EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, goodwill impairment, income taxes and stock based compensation. EBITDA (as adjusted) as presented herein may not be comparable to similarly named measures reported by other companies.

	Year Ended December 31,
Reconciliation of EBITDA, as adjusted, to cash flows provided by (used in) operating activities (1)	2013	2012

EBITDA (as adjusted)	$370	$1,378
Interest expense	(59)	(124)
Tax expense	(55)	(70)
Bond amortization	10	2
Gain on sale of marketable securities	(7)	(5)
Net change in operating assets and liabilities	3,726	(2,135)
Cash flows provided by (used in) operating activities	$3,985	$(954)

Orbit International Corp.
Consolidated Balance Sheets

	December 31, 2013 (unaudited)	December 31, 2012 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$2,562,000	$610,000
Investments in marketable securities	243,000	251,000
Accounts receivable, less allowance for doubtful accounts	2,981,000	5,372,000
Inventories	11,803,000	13,271,000
Costs and estimated earnings in excess of billings on uncompleted contracts	-	875,000
Deferred tax asset	-	447,000
Other current assets	264,000	252,000

Total current assets	17,853,000	21,078,000

Property and equipment, net	975,000	1,099,000
Goodwill	868,000	868,000
Deferred tax asset	-	1,806,000
Other assets	35,000	125,000

Total assets	$19,731,000	$24,976,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term obligations	$-	$33,000
Notes payable-bank	2,100,000	3,324,000
Accounts payable	510,000	741,000
Liability associated with non-renewal of senior officer contract	36,000	661,000
Income taxes payable	25,000	2,000
Accrued expenses	1,149,000	1,294,000
Customer advances	17,000	88,000

Total current liabilities	3,837,000	6,143,000

Liability associated with non-renewal of senior officer contract, net of current portion	4,000	41,000
Long term debt, net of current portion	-	8,000

Total liabilities	3,841,000	6,192,000

Stockholders’ Equity
Common stock	523,000	510,000
Additional paid-in capital	22,824,000	22,726,000
Treasury stock	(2,133,000)	(1,700,000)
Accumulated other comprehensive loss	(5,000)	(3,000)
Accumulated deficit	(5,319,000)	(2,749,000)

Stockholders’ equity	15,890,000	18,784,000

Total liabilities and stockholders’ equity	$19,731,000	$24,976,000